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PROVINCE HEALTHCARE COMPANY

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     This filing relates to a planned combination of Province Healthcare Company (“Province Healthcare”) and LifePoint Hospitals, Inc. (“LifePoint Hospitals”) pursuant to the terms of an Agreement and Plan of Merger, dated as of August 15, 2004 (the “Merger Agreement”) by and among LifePoint Hospitals, Lakers Holding Corp., Lakers Acquisitions Corp., Pacers Acquisition Corp. and Province Healthcare, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of January 25, 2005.

     The following is the transcript of the conference call held on February 17, 2005 relating to Province Healthcare Company’s financial results for the fourth quarter and year ended December 31, 2004.

******

     In connection with the proposed transaction, LifePoint Hospitals and Province Healthcare have filed with the Securities and Exchange Commission (“SEC”) a joint proxy statement/prospectus, as part of a Registration Statement on Form S-4, as amended, and other relevant materials. The definitive joint proxy statement/prospectus will be mailed to the stockholders of LifePoint Hospitals and Province

Healthcare as promptly as possible. Investors and security holders are advised to read the joint proxy statement/prospectus and other relevant materials as they become available, as well as any amendments or supplements to those documents, because they will contain important information about LifePoint Hospitals, Province Healthcare and the proposed transaction. In addition, the joint proxy statement/prospectus and other relevant materials filed by LifePoint Hospitals or Province Healthcare with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by LifePoint Hospitals by contacting Investor Relations, LifePoint Hospitals, Inc., 103 Powell Court, Suite 200, Brentwood, Tennessee, 37027, Phone: (615) 372-8500 and by Province Healthcare by contacting Investor Relations, Province Healthcare Company, 105 Westwood Place, Suite 400, Brentwood, Tennessee, 37027, Phone: (615) 370-1377.

     LifePoint Hospitals and Province Healthcare, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from their respective stockholders with respect to the transactions contemplated by the Merger Agreement. Information about the directors and executive officers of LifePoint Hospitals, and their interests in the transactions contemplated by the Merger Agreement, including their ownership of LifePoint Hospitals common stock, is set forth in the proxy statement for LifePoint Hospitals’ 2004 annual meeting, which was filed with the SEC on April 28, 2004. Information about the directors and executive officers of Province Healthcare, and their interests in the transactions contemplated by the Merger Agreement, including their ownership of Province Healthcare common stock, is set forth in the proxy statement for Province Healthcare’s 2004 annual meeting, which was filed with the SEC on April 20, 2004. Investors and security holders may obtain additional information regarding the interests of such potential participants by reading the joint proxy statement/prospectus and the other relevant documents filed with the SEC as they become available.

     This document may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Such forward-looking statements, particularly those statements regarding the effects of the merger, reflect LifePoint Hospitals, Inc.’s and Province Healthcare Company’s current expectations and beliefs, are not guarantees of performance of LifePoint Hospitals or the newly formed combined entity and are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from those described in the forward-looking statements. For example, such risks, uncertainties, assumptions and other factors include, without limitation, the possibility that (1) the companies may be unable to obtain the required stockholder or regulatory approvals; (2) problems may arise in successfully integrating the businesses of the two companies; (3) the acquisition may involve unexpected costs; (4) the combined company may be unable to achieve cost-cutting synergies; (5) the businesses may suffer as a result of uncertainty surrounding the acquisition; and (6) the combined company may be subject to future regulatory or legislative actions. For a further discussion of these and other risks, uncertainties, assumptions and other factors, see the joint proxy statement/prospectus and LifePoint Hospitals’ and Province Healthcare’s filings with the Securities and Exchange Commission. LifePoint Hospitals and Province Healthcare undertake no duty to update forward-looking statements.

PROVINCE HEALTHCARE COMPANY

February 17, 2005
9:00 a.m. CST

Coordinator	Welcome to the Province Healthcare Fourth Quarter and Year-End Earnings conference call. This call is being recorded. If you do have any objections, you may disconnect at this time. I would now like to introduce your host for today’s call, Miss Pam Hunter, Vice President of Investor Relations.

P. Hunter	Thank you, Gerri. Thank you all for joining us today. Good morning, everyone. I’m Pam Hunter, Vice President of Investor Relations for Province Healthcare.

We’re here to discuss the company’s fourth quarter and year-to-date results, which were reported yesterday afternoon after the market closed. With me are Marty Rash, Chairman and Chief Executive Officer, Dan Slipkovich, President and Chief Operating Officer, and Chris Hannon, Senior Vice President and Chief Financial Officer.

Before we begin, I want to extend a special welcome to those who are joining us through the Webcast. This call will be archived on the company’s Web site for 30 days. You can access the Web site at www.prhc.net.

Now just a word about procedures. After our formal remarks, we’ll be glad to take your questions. The MCI operator will instruct you on procedures at that time. Also, please note that in this morning’s call we will reiterate forward-looking statements that were made in the press release. In accordance with Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, we would like to call your attention to the risks related to these statements, which are more fully described in the press release and in the company’s filings with the Securities and Exchange Commission. With these formalities out of the way, I’ll turn the call over to Marty Rash.

M. Rash	Great. Thank you. I would like to welcome everyone to the Province Healthcare conference call. As you know, we didn’t expect to be here today, but due to the transaction with LifePoint taking longer than originally anticipated, it’s our responsibility to our shareholders to report earnings as a part of our normal course of business.

Yesterday we reported our fourth quarter results for the company. For the quarter, diluted earnings per share from continuing operations were $0.27 compared to $0.23 in the prior year quarter. Income from continuing operations for the quarter increased $2.4 million, or 20.7%. Our cash flow from operations for the quarter was an impressive $33.2 million, representing 112% increase over the prior year quarter. Our cash flow from operations for the year was $126.3 million, a 21% increase over the prior year.

For the quarter, same store net patient revenues increased 1.8%. Net patient revenue per adjusted admission increased 5.7%. Surgeries increased a strong 3.4%. Same store adjusted admissions decreased 3.7%, due primarily to the decrease in respiratory system admissions of 25% as a result of a light flu season. Strong gross outpatient revenue growth continued with a 7.6% increase quarter-over-quarter. Same store acuity increased to 1.23% this quarter from 1.21% in the prior year quarter.

Province ended the quarter with 21 owned or leased hospitals, of which 19 are same store hospitals. Coastal Carolina Medical Center in Hardeeville, South Carolina was opened on November 29th. The hospital opened ahead of schedule and experienced incredibly strong admission and ER visits in its first month of operation. The new medical office building, which was completed by a third party developer, is now open and is already leased to capacity.

At Valley View Medical Center in Fort Mohave, Arizona, construction continues on schedule. We expect this hospital to open during the third quarter of 2005. The second medical office building on the campus, which was built by a third party developer, is now complete.

We are very pleased to announce that we have begun construction on a replacement facility for Eunice Community Medical Center in Eunice, Louisiana. This new 100,000 square foot, 60-bed, state of the art facility will replace the more than 50-year old current facility. The existing Eunice Community Medical Center will remain fully operational throughout the construction process. The new hospital is being built adjacent to the existing medical office building that we built two years ago. Total projected cost for the new hospital is approximately $25 million. We expect the new replacement facility to open during the second quarter of 2006.

Additionally, we are excited to announce that Ennis Texas City Commission authorized the negotiation of a contingent contract that will provide for the construction of a new $35 million replacement hospital for the Community of Ennis. Province has operated the existing Ennis Regional Medical Center since February of 2000.

We submitted a proposal to enter into a partnership with the City of Ennis to build a state of the art 60-bed replacement facility that will be owned by the city and managed, maintained, and operated by Province. The contract is contingent upon voter approval of a municipal bond issue of $15 million. Upon passage of the bond proposal, we would contribute a $20 million lease prepayment and be allowed to operate the replacement hospital for a lease term of 40 years with two ten-year renewal periods. We look forward to working with the City on this important project that will enhance the healthcare services for the city and citizens of Ennis and the surrounding areas. This is a very rapid growing area, by the way.

2004 was another outstanding physician recruitment year. During the year, 148 physicians commenced practice in our communities. This number far exceeds our goal of approximately 90 physicians. Over two-thirds of these physicians are specialists. Of the specialists, approximately 40% are surgical specialists and cardiologists.

During the year, the company only lost 29 significant physicians, which, again, demonstrates the company’s continued success in key position retention. Significant physicians are defined as those physicians that generate $200,000 or more in gross revenue over the previous 12 months.

The transaction with LifePoint Hospitals is moving along and is on the track to close around the end of the first quarter. At this point, LifePoint executives have visited almost all of our hospitals. They’ve spoken with our hospital employees, physicians, and hospital board members. They have been very impressed with the quality of the teams and the individuals serving our healthcare communities. We continue to work closely with LifePoint to ensure that the integration goes as smoothly as possible for our patients and our employees.

I’d like to, again, take a moment to thank a number of people. First of all, I would like to thank our employees for a great year. Specifically I would like to thank the employees during this difficult time; in any merger process, it is difficult to stay focused and our employees have done a great job of staying focused and doing their job and producing, as you can see, excellent results for the quarter and continuing to serve the communities that we’re in. For that I’m very thankful.

Secondly, I’d like to thank our investors and shareholders that have supported us over the years and shown the faith in us and allowed us to have the capital that we needed to successfully serve the communities and take care of the patients in our communities that we serve. I’d like to particularly thank those who have stuck with us through the long history of our company.

Then, lastly, I’d like to thank those analysts that have covered us over the years and worked hard to understand our company and reported it in a very fair fashion. For that I am thankful as well. With those comments, I’d like to turn it over to Dan Slipkovich. Thank you, again.

D. Slipkovich	Thank you, Marty. Thank you all this morning for joining us on the call. Today I will discuss the financial results and the financial position of the company for the three months and 12 months ended December 31, 2004, focusing primarily on the fourth quarter.

Province acquired Memorial Medical Center in Las Cruces, New Mexico, effective June 1, 2004. We continue to be very excited about the prospects of this acquisition, as it has exceeded our expectations in the initial seven months of our ownership.

Also, Coastal Carolina Medical Center in Hardeeville, South Carolina, opened November 29, 2004, approximately 60 days ahead of schedule. The service population in this market continues to boom. This hospital will be a long-term success.

In my presentation, all consolidated financial information and analysis will be related to our existing 21 hospitals including Las Cruces and Coastal Carolina and corporate expenses that are reported on a continuing operations basis. All same store financial information and analysis relates to our 19 hospitals excluding Las Cruces and Coastal Carolina and excluding corporate expenses.

For the fourth quarter ended December 31, 2004, on a consolidated basis revenues increased 22.3% to $238.5 million compared to $195 million in the prior year’s quarter. Adjusted EBITDA increased 29.2% to $44.4 million compared to $34.4 million in last year’s fourth quarter.

For the quarter, consolidated adjusted EBITDA margin equaled 18.6% compared to 17.6% in the prior year’s quarter. Although the margin improved 90 basis points over the prior year’s quarter, the margin was adversely affected by two primary factors. One, the accelerated opening of Coastal Carolina Medical Center resulted in approximately $1.5 million in incremental expenses in the quarter, with a total negative EBITDA of $2.5 million in the quarter. Two, the $900,000 transaction costs directly related to the merger with LifePoint consisting primarily of additional legal and accounting fees.

For the year ended December 31, 2004, on a consolidated basis revenues increased 18.3% to $882.9 million compared to $746.2 million in the prior year. Adjusted EBITDA increased 20.6% to $166.7 million compared to $138.2 million in the prior year. For the year, consolidated adjusted EBITDA margin equaled 18.9% compared to 18.5% in the prior year.

In the same store hospitals for the quarter, adjusted admissions decreased 3.7% and in-patient admissions decreased 8.6%, while surgeries increased 3.4% from the fourth quarter last year. Same store net patient revenue increased 1.8% while gross outpatient revenue increased 7.6%.

Compared to the prior year’s fourth quarter on a same store basis, net revenue per adjusted admission increased 5.7%, net revenue per adjusted patient day increased 6.6%, and net revenue per admission increased 11.3%. The increase in net patient revenue per adjusted patient day and inpatient admission were driven by pricing and by acuity as the company’s Medicare case mix improved 1.7% quarter-over-quarter to 1.23% from 1.21%.

The company’s recruitment success over the previous two years focusing on bringing needed specialists to our market has resulted in tremendous growth and higher acuity admissions. On the same store basis compared to the prior year quarter, Province has experienced specialty admission growth trends in the following areas: cardiology was up 29%, general surgery was up 1.3%, nephrology was up 21.6%, neurology up 12.9%, oncology up 34.2%, orthopedics up 4.5%, and urology up 9.9%. Offsetting this higher acuity specialty admission growth has been a decline in lower acuity internal and family practice admissions from existing physicians. The majority of this decrease was related to MDC 04 Respiratory Systems where admissions, as Marty mentioned, declined 25%. In addition, OB-GYN was decreased by 3.5% due to two specific markets from the temporary closing of OB due to the loss of physician specialists.

The company’s continued growth in 2005 will be driven by the continued maturity of our 2002 and 2003 recruited physicians. The growth of physicians that have started and been signed in 2004. Third, the impact of our revenue generating capital projects.

Our same store payor mix changes from the prior quarter are as follows. Medicare decreased 37.8% to 37.7% of net revenue. Medicaid increased from 9.1% of net revenue to 10.2%. Other payors, primarily third party insurance companies, decreased from 53.1% to 52.1%.

The other payor category also includes self-pay revenue. The company, similar to the entire industry, has experienced an increase in self-pay since the beginning of 2003. In the fourth quarter, same store self-pay revenue increased to 4.9% of gross revenue compared to 4.5% in the prior year quarter. However, on a sequential basis in 2004, the percentage of same store self-pay gross revenue declined from 5.2% in the third quarter to 4.9% in the fourth quarter. While we have seen the majorities of our economies that we serve stabilize in the recent quarters, we continue to see pressure from a reduction of coverage in state Medicaid, particularly in the State of Texas. We continue to monitor the self-pay revenue category.

Compared to prior year quarter on a same store basis, bad debt expense decreased approximately 30 basis points from 11.0% to 10.7% of revenues. On a consolidated basis, bad debt expense increased approximately ten points from 11.0% to 11.1%. The increase in consolidated bad debt expense was driven by Las Cruces Medical Center, whose bad debt runs at a level above our company average. On a same store basis in the quarter as a percentage of net revenue, charity plus bad debt expense decreased from 14.5% to 13.3%, a 1.7% decline in charity coupled with the previously discussed decrease in bad debt expense drove the change.

Expense totals in the fourth quarter compared to prior year quarter are reflective of continued emphasis that Province has placed on cost controls over the last seven quarters. Expenses as a percentage of revenue remained relatively consistent from the quarter compared to prior year except in three areas. Salary, wage, and benefits improved 110 basis points to 36.7% of revenue as the company continued to implement its flexible staffing standards across the board focusing on improvements in our adjusted EPOB standard.

Other expenses improved 180 basis points to 10% of revenue. This was partially driven by a $1.1 million reduction in other expenses due to an adjustment taken in the fourth quarter of 2003 to reduce a non-patient receivable. Also, a $1.3 million reduction in insurance costs as the company continued to see a favorable experience in both med mal and workers comps areas. The margin improvements in the above areas were offset by approximately a 70 basis point increase in supply expense to 13.3% or revenues driven by an increase in surgery and higher acuity.

Let me now give you a quick update on our construction projects. We are adding a second MRI and renovating nuclear medicine at Havasu Regional Medical Center. The final documents for this $2.6 million project has been submitted to the appropriate regulatory agencies for review, but we have yet to receive approval on this project. So the estimated construction start date of this project has been revised to the first quarter of 2005. We also are well into the planning stages of developing an open-heart program in the Havasu market.

With the continued focus on out-patient services, the Ambulatory Surgery Unit and out-patient areas are being expanded at Ennis Regional Medical Center with additional out-patient surgery staging rooms and expanding waiting and registration areas is planned to open in late February 2005. Also, the final plans have been completed and construction should begin in the first quarter of 2005 to expand and renovate the outpatient area and ER at Palestine Regional Medical Center. This project is phased and will take approximately eight months to complete.

At Los Alamos Medical Center, final plans have been approved on a $3.7 million project to renovate and expand the ER and outpatient areas. The hospital held a groundbreaking ceremony in January 2005 and the project will take approximately ten months to complete.

At Martinsville, a $6.8 million patient floor renovation will be completed by the second quarter of 2006. This project will increase the number of private rooms, improving staffing efficiencies and upgrading building mechanical and electrical systems. The first phase of this project, renovation of the fourth floor, was completed in December 2004. Also at Martinsville, final plans are being approved for a new ASC with construction to begin April 1, 2005.

At Elko, a $3.3 million project to upgrade MRI and a new 1.5 MRI magnet, and to build a cardiac swing lab began in the third quarter of 2004 with completion planned for the first quarter of 2005. Construction was completed in September 2004 on a $4.1 million OB unit at Teche Regional Medical Center. This project resulted in addition of seven new labor and delivery rooms and a new nursery as well as new air handlers for the existing patient tower.

At Starke, a $1.5 million OR will be completed by March this year. At Vaughan Regional in Selma, final plans are being developed for a new surgery addition with construction slated to begin late first quarter 2005. This new ASC will provide convenient access for patients, create a more efficient surgery department, and provide adjacency to outpatient rooms.

Our continued successful physician recruiting has driven the need for additional medical office buildings. Plans continue for development of a medical office at Ashland Regional, which is scheduled to completion and occupancy in March of 2005, Colorado Plains Medical Center, Teche Regional, Vaughan Regional, and Las Cruces. Construction has been completed by a third party developer on medical office buildings for Coastal Carolina and Valley View Medical Center in Fort Mohave. Now I’ll turn it over to Chris who’ll update you on P&L items below the updated line.

C. Hannon	Thank you, Dan and Marty. Thank each of you for joining us on the call today. For the quarter, interest expense increased approximately $800,000 primarily driven by the debt associated with the acquisition of Las Cruces and the current rising interest rate environment. For the quarter, depreciation expense increased

$2.3 million from the prior year’s quarter also driven by the acquisition of Las Cruces.

The provision for income taxes from continuing operations equaled $6.7 million for the quarter compared to $3 million in the prior year quarter. The provisions reflect effective income tax rates at 32% for the fourth quarter 2004 compared to 20.2% in the fourth quarter of 2003.

For the year, the provision for income taxes from continuing operations was $28.1 million in 2004 compared to $22.8 million in 2003. These provisions reflect effective income tax rate of 36% for fiscal year 2004 and 35.4% for fiscal year 2003.

For 2004, we anticipated their effective tax rate would approximate 38%. The decrease in the effective tax rate in the fourth quarter and for the year is attributable to three factors: first, an adjustment in our accrual for potential tax viabilities; second, realization of empowerment zone and renewal community tax credit related to two of our facilities; and third, the impact on our tax rate of the disposal of Glades General and Brim Healthcare.

The two convertible note issues are dilutive for the three-month and 12-month periods ending December 31, 2004, and December 31, 2003. Therefore, EPS is calculated on the “if” converted method. The details of the “if” converted method of calculation are provided in the footnotes of the press release.

For the quarter on a consolidated basis, income from continuing operations increased 20.7% to $14.1 million from $11.7 million in the prior year quarter. Income from continuing operations for diluted common share increased 17.4% to $0.27 from $0.23 in the prior year quarter. For the 12 months ended December 31, 2004, on a consolidated basis, income from continuing operations increased 20% to $50.1 million or $0.96 per diluted common share compared to last year’s income from continuing operations of $41.7 million, or $0.84 per diluted common share.

The company’s financial condition remains strong. In December 31, 2004, Province had approximately $9.8 million in cash and cash equivalent. Net AR at the end of the quarter increased approximately $26.7 million from the fiscal year-end 2003 level of $137.1 million, primarily resulting from the Las Cruces acquisition. Same store net days and accounts receivable improved sequentially to 54 days from 55 days in the quarter. Consolidated days improved to 50 days from the fiscal year-end 2003 level of 54 days. Province continues to improve its collection cycle and believes that the DSOs are at a sustainable level on an ongoing basis with seasonal variations.

At December 31, 2004, total assets were approximately $1.2 billion and debt to capitalization was 49.4%, a slight decrease from 50.1% at fiscal year-end 2003. The company currently maintains a $250 million revolver, of which approximately $187 million is available for general corporate purposes.

Cash flow from operations was a very strong $33.2 million for the quarter, representing a 112% increase over the prior year period. Cash flow from operation funding capital expenditures for the period of $29.2 million compared to $13 million in capital expenditures in the prior year period. Capital expenditures consisted primarily of $9.1 million for the construction of the Coastal Carolina Medical Center including $4.1 million of new equipment. Also one million for the new Palestine CT, $1.2 million for the Las Cruces MRI and additional renovations, and $4 million for the construction of the Valley View Medical Center.

For the 12-month period, Province has generated $126.3 million in cash flow from operations, a 21% increase over the prior year, exceeding our expectations. For the 12-month period of 2004, cash flow from operations funded approximately $90.6 million in capital expenditures compared to $56.9 million in the 2003 period. For 2004, capital expenditures consisted primarily of $25.4 million for the construction and equipment of the Coastal Carolina Medical Center, $6.6 million for the continuing construction of Valley View Medical Center, $3.9 million for the new MRI and expansion at Los Alamos, $3.8 million for the women’s center at Teche, $1.3 million for the upgraded MRI at Las Cruses, and $1.3 million for the new MRI at Minden.

Our strong cash flow over the last two years has allowed the company to fund our capital expenditure program with approximately two-thirds of the expenditures funding revenue generating new projects, including new or updated equipment; several significant construction projects; the completion of a new hospital project in Hardeeville, South Carolina; the ongoing construction of the new hospital projects in Fort Mohave, Arizona; and the purchase of a highly successful $152 million acquisition in Las Cruces, New Mexico. All of these projects were completed with only the addition of $55 million in revolver borrowings.

For the quarter, cash collections as a percentage of net revenue continued to exceed 100%. For the 12-month period, Province has experienced a 17.8% increase in same store up front cash collections. This concludes the company’s formal comments.

Before I turn the call over to Pam, I would like to thank our shareholders for your support. I’d also like to thank every member of the Province team for your hard work and commitment to this company’s success. I have never worked with a finer group of people. I will now turn the call over to Pam and we’ll take any questions that you might have.

P. Hunter	Gerri, this is Pam Hunter. We’ll be happy to open up the call for questions.

Coordinator	Our first question comes from AJ Rice of Merrill Lynch. You may ask your question. One moment. I’m sorry, if he could please queue up once again. I have a question from John Ransom of Raymond James & Associates.

J. Ransom	Good morning, Marty. Good luck in your next phase in life. This is for Dan, I guess. Two things, what do you think your inpatient volumes did in the quarter if you adjust out flu and OB? Secondly, were there any costs for the LifePoint deal other than the $900,000 you referenced to? Did you get any accelerated corporate office savings? Or are we looking at if we add back the $900,000 and the opening costs for Carolina, are we looking at an adjusted or are there any other adjustments we need to make? Thanks.

D. Slipkovich	Sure. I’ll answer the first part and, Chris, you may want to hit the second part on the cost. In terms of the flu and the thing with flu, what we try to do is look at least MDC, the respiratory MDC, which declined 25%, makes up probably, I’d say to you, 75% of the decline that we saw on the admission front.

Where flu gets a little more complicated is that it fits in not just respiratory, but it fits in, for those of you who’ve had flu, you get digested, in particular in the older population, you get circulatory. You’ve got the patient that comes in with congested lungs that creates congestive heart failure. So it’s a little more complicated for me to describe on and say I can clearly adjust all those factors. I’d say to you, when you grab really just the two very visible things, the OB decline and the respiratory MDC, you’re making up 75%, 80% of the decline. When I look at my circulatory MDC, for instance, let me pull that up real fast. Circulatory and the –

M. Rash	While he’s looking at that, Chris, why don’t you go ahead and cover the others?

C. Hannon	John, the $900,000 are direct costs related from outside vendors. There are no other adjustments that we have made at the corporate level expenses that are not reflected there. So the ongoing run rate number for corporate expenses is reflective of our ongoing operations.

J. Ransom	So there weren’t any savings, if you will, accelerated into the quarter?

C. Hannon	No.

J. Ransom	Okay, thanks.

D. Slipkovich	The other part, the three other MDCs that I would say, too, is kind of common to the flu or pneumonia or whatever. MDC 05, which is circulatory systems, again,

it’s the congestive heart patients. Older congestive heart failure patient was down 11%. Digestive, again, flu hitting your digestive track, down about 9%. Then EMT, again, probably a side impact there was down about 44%. You’ve combined all that, that actually exceeds the 8.3% decline that we had in admissions.

J. Ransom	With the pick up in the flu we’ve seen late in this quarter, are you seeing any kind of recovery in the inpatient volumes this quarter accordingly?

M. Rash	I’d say to you probably the simple answers that we’d start, probably mid to late January, start seeing more normal force flu that you would see this time of year.

J. Ransom	Okay, thanks a lot.

Coordinator	Our next question comes from Robert Mains of Advest. Sir, you may ask your question.

R. Mains	Okay, thanks. Good morning. I just want to make sure I understand the relationship between the volume decline and the pricing increase. Like your soon to be partner, when they reported their numbers they also had expected volume declines, their pricing was up a bit more. They also experienced increase in acuity. Was there anything else going on specifically mix related that would have kind of put a cap on the types of revenues per admission increase you saw?

M. Rash	Yes. Well on our side I think there was some of the Medicare, and I can’t speak to their specifics, but we didn’t get quite the bump likely on the Medicare disproportionate side that maybe they may have gotten down the street. I’m partly speculating, but I think that’s probably on target. So that’s why when you see us at 5.7% per adjusted admission, that’s a solid number. I’d say too that’s somewhere 4% to 5% pricing and then the balance that is really driven on the acuity front side.

R. Mains	Then a somewhat related question about the charity care. For the last few quarters you’ve had a negative comparison there, which I know makes it a little bit easier for those of us who want to compare your revenue numbers. Just kind of going against the grain though of where the industry is, is that because you’re waiting for LifePoint to do their charity care program? Or has there been a decision made at Province about how you’re going to treat people with no insurance?

M. Rash	I think the answer is probably a little simpler than that. We have focused internally in saying let’s get our charity reporting consistent throughout the system. So what I think you saw in some instances we had very deep charity dollars and bad debt dollars sitting well in buckets. So we’ve internally been more consistent. So the decline, I would say to you, is things that were categorized in the charity line that’s partly set now sitting this year in the bad debt line.

Step two of that, then I would say to you is really we’re not treating patients any differently. We’ve taken a little bit of a wait and see attitude trying to let the dust settle on this whole treatment and methodology for discounting the charity population. Obviously, now with the merger its got a little more complicated. We didn’t want to step out and then have to have policies change again so we haven’t gone the rest of the way on the policy.

R. Mains	Okay, that makes a lot of sense. Thanks a lot and happy trails.

Coordinator	Okay, our next question comes from AJ Rice of Merrill Lynch. Sir, you may ask your question.

A. Rice	Thanks. Hello, everybody. I want to, first of all, wish you guys the best in the future. We were just looking at the stock price performance this morning. It looks like over time you guys were public, you must have turned in a compound annual performance of about 18.5% each year for the last seven years on average where S&P was up only about 2.5% over the same time period. That was a great job there.

Just two quick questions about the transition. I think I recall that there were some financial incentives put in place at least to get you guys to year-end after the deal was announced. Given that the deal’s had a little bit of delay, I just wonder if there is any challenge or issue in terms of keeping people focused and motivated as it takes a little longer to close the deal? Has there been any move to extend those closing incentives or whatever?

Then, second maybe just a follow-up to one of the questions about the revenue per adjusted admission trend, which is healthy, clearly, but are there any contracts that get delayed in this interim process, in terms of renegotiation, or is it business as usual in terms of renegotiating insurance and managed care contracts?

M. Rash	All right, let me take both parts of that. There were not any extraordinary incentives to perform. We did have our standard bonus plan in place for the year and obviously the professional incentive to finish as strong as you started. Those are the things in place, AJ.

As to the quarter itself, the agreement doesn’t contemplate anything extraordinary for that stub period either. But it doesn’t contemplate no absence of incentive either. I guess its kind of business as usual; how I would describe the way we viewed it.

That same approach applies to the revenue question that you asked, which is there has been no delay in dealing with contracts. We’ve dealt with them real-time and dealt with them in ordinary course of business. There’s not been any delay in negotiating contracts or slowing any of those processes down. It’s clearly not in the best interest of our hospitals or in the best interest of our future merge or partner for us not to inform.

A. Rice	Sure. Maybe I’ll just ask you can you just comment on what you’re seeing in those contract renegotiations, maybe as you mentioned early for 2006, I’m sure at this point, but as you look out ahead is there any change in approach or what you’re seeing?

M. Rash	Two parts to that. It is a little early to comment definitively on the whole year, but in general what we’ve seen early is consistent with what we say last year. It remains a reasonably good environment for a pricing standpoint. It appears to me that’s going to be the case for the rest of the year.

A. Rice	I wish you, again, the best in the future. I hope we work together again.

M. Rash	Well, AJ, thank you so much. It’s been a real pleasure.

Coordinator	Our next question comes from Adam Feinstein of Lehman Brothers. Sir, you may ask your question.

A. Feinstein	Good morning, everyone. I just want to echo the prior comments and just wish everyone the best of luck in the future. My question is just did you guys break out a same store margin number? I just wanted to see whether you had that. Also, just wanted to see how much of a drag to earnings the Coastal Carolina Hospital was in the quarter? Just trying to see what that cost you in earnings or EBITDA, whatever you can breakout for us. Then I just have a quick follow-up question.

C. Hannon	Adam, this is Chris. On your second question, since the facility opened 60 days ahead of schedule, incrementally it was about a $1.4 million EBITDA drag. Total for the quarter was $2.5 million. Could you remind me your first question again?

A. Feinstein	Sure. Same store margin.

C. Hannon	Oh, we have never broken out same store EBITDA margin. So we’ll continue that trend here on our last call.

A. Feinstein	I figured I could get you to maybe do for your last call.

C. Hannon	As my parting gift.

A. Feinstein	Just a follow-up question. One area we haven’t heard about in a while, it was very topical last year, was Lake Havasu. Can you talk about what’s going on there? What’s the latest? There was some noise in the market last year, seems like things have gotten better, but I just wanted to get the latest update there? Thank you.

M. Rash	I think your impression is correct. The relationships at Havasu are remarkably better and continue to march forward working with our physicians there in trying to meet everybody’s need and meet middle ground. As Dan said, one of the great new developments is we’re actively moving forward and working on an open-heart program there. That will be a great addition to that community and a service that’s very much needed, not just in Havasu, but in that whole valley. So with the valley’s growth being still off the charts, it bodes well for that market long-term.

A. Feinstein	Thank you very much. Good luck.

M. Rash	Adam, thank you for your comment.

Coordinator	Okay, our next question comes from Kemp Dolliver of SG Cowan & Company. You may ask your question.

K. Dolliver	Thank you and good morning. Just a follow-up on that last topic. I think I’d seen recently that the competing physician group was talking about expanding their current facility. My question is, what’s the status of that in terms of how you deal with it competitively? Or, again, is this just Saber rattling and unlikely to move forward?

C. Hannon	Well, initially the project, Kemp, probably if you read some of the articles that there was a proposed non-profit hospital that was going to be built really on their existing ASC and other medical facility campus that’s adjacent to our hospital. What we’ve seen of late is that that model is now shifted from a non-profit model to a for-profit model. Then thoughts beyond that, we’ve not heard a whole lot. We’ve not seen anything in the way of applications for instruction, etc., etc.

Other than that most recent article, we’re not seeing a whole lot. As Marty said, we’re focused on doing the right things, keep expanding programs, trying to balance and maintain reasonable relationships, maybe improve relationships, with the doc’s. We’ll be well positioned for whatever happens going forward.

K. Dolliver	That’s great. Thank you.

Coordinator	Our next question comes from Gary Taylor of Bank of America. Sir, you may ask your question.

G. Taylor	Good morning. I wanted to go through the other operating line again. You had mentioned a couple of things and I got some of them down, but I didn’t quite understand it. You were saying part of the reason why that number had come in lower sequentially year-over-year was, I think you said the insurance was down year-over-year, and then something about $1.3 million non-patient receivable. I didn’t understand that.

C. Hannon	In 2003, there was a non-patient receivable, kind of an estimated amount, that was adjusted to an estimated or, I guess, a proposed settlement amount that we took a hit last year for about $1.3 million. Actually, in our fourth quarter this year, we had a couple of hundred thousand dollars. So the net on that is about a $1.1 million improvement. The $1.1 million improvement I would say to you is the 2004-quarter is more reflective of what that other expense line is going to be versus the 2003 quarter.

G. Taylor	My next question was we’re obviously trying to extrapolate this into LifePoint numbers, but were you to remain standalone, sort of this lower other operating number, then that makes more sense.

M. Rash	That is much more reflective of what we would expect going on.

G. Taylor	I guess we’re one fewer stop on our Nashville bus trip, but we’ll be seeing you guys around.

Coordinator	Our next question comes from Darren Lehrich of Piper Jeffries.

D. Lehrich	Good morning, all. Just a few things from me here. First in the supply cost side, I’m just wondering if you can just give us some commentary about what you’re seeing there? Obviously we’ve seen supply costs go up across the industry this year. Anything out there that encourages you or, just in broader commentary on supply cost trends. Then I’ve got a few other things.

D. Slipkovich	Well I think, I mean if you look at our 2004 trends, it’s really more than anything was just impacted by services. We had, for instance, our implantables, we started doing cast stinting in a couple of markets. So those kind of implantables really went up. Orthopedics, as you saw, the growth in our orthopedic admission and also there are similar higher numbers in our outpatient side. It’s really acuity of services drove the number of the, kind of, go forward issues are, I think, the ones that are very visible.

Pharmaceuticals are a problem. We’ll continue to get pressure there. The offset to that is we continue really in 2004 focusing significantly on working with our physicians on pharmacy formularies, broad base utilization trends. I’m not sure I see necessarily dissimilar pressures from 2004 in 2005 at probably similar levels. The offset to that though is I think really is just a point-in-time that we still have quite a bit of room to improve on that utilization side.

D. Lehrich	I guess if I could just summarize, mainly volume driven, anything that you’re seeing on the pricing side that would change that outlook? Maybe just a comment whether or not you have looked at all at gainsharing, that seems to be a topic of late. Just what your thoughts are about that.

D. Slipkovich	Gainsharing, there’s really nothing I could say we’ve really looked at there. Anything extraordinary on the pricing front, nothing that I can sit here and say that, other than some of the things that I mentioned about the ongoing pressures, I don’t see anything necessarily extraordinary for the services that we’re providing.

D. Lehrich	Then, if I could, just to go into the salary and benefit costs in the quarter. Obviously, great job there, particularly with Coastal coming on. I’m just trying to get a sense for how much of those one-time costs associated with the start-up expenses at Coastal may have changed that number or impacted that number and where you think the salary and benefit costs might normalize out as that possible comes up online?

D. Slipkovich	I haven’t really – we’d probably have to get back with you. If you want, we can maybe give some kind of normalizing there. At this point, I don’t have that unless Chris is really –

C. Hannon	We haven’t looked at it in detail, but anything that would have been provided from an outside vendor would have been in purchase services as opposed to salary, wage, and benefits. So the ongoing level of SWB from a hard dollar standpoint would be pretty consistent. Obviously, the margin will improve as revenues at that facility gear up to normalized run rates. You can see just in the margin a little bit of improvement as you increase revenue on a consolidated basis, but there’s nothing dramatic in that number in the fourth quarter that we’ll see reductions on a go forward basis.

D. Lehrich	Okay, just one more housekeeping thing. Prior period revenues in the quarter, anything of note there?

C. Hannon	Roughly $2.1 million and $1.8 million for the year I think just demonstrates our continued conservative nature as it relates to cost reports, but nothing of significance.

D. Slipkovich	Prior year quarter, what, $1.8 million, very similar.

C. Hannon	Yes, very similar on a quarter-over-quarter basis.

D. Lehrich	Okay, great. Thanks. All the best to you all.

Coordinator	Miss Hunter, at this time, we have no further questions.

P. Hunter	All right, thank you. Thank you all for joining us today. As always, please feel free to contact us with any questions you may have. Thank you.